EMPLOYMENT AGREEMENT
                        ROBERT F. KRAEMER

     THIS EMPLOYMENT AGREEMENT is made and entered into as of September 15, 1997, by and between ARMANINO FOODS OF DISTINCTION, INC., a Colorado corporation ("Corporation"), and ROBERT P. KRAEMER ("Employee") under the following circumstances:

     A. Corporation desires to employ Employee as its Chief Operating Officer because of his knowledge, experience and expertise.

     B. Employee desires to become employed by Corporation in such capacity.

     C. The parties hereto desire to set forth in writing the terms and conditions of the employment relationship to be established.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Employment.

          Corporation shall employ Employee as the Chief Operating Officer of Corporation pursuant to the terms and conditions hereinafter set forth, and Employee shall perform the duties of such position.

     2.   Terms of Employment.

          Subject to the provisions of paragraph 7, the initial term of employment shall be three (3) years, commencing as of September 15, 1997, and terminating on September 14, 2000. If, upon expiration of the term of this Agreement a new written agreement has not been negotiated and executed, Employee shall continue to be employed by Corporation on at-will basis, subject to his resigning or Corporation terminating his employment for any reason or no reason at all, at anytime, with or without notice, in the Corporation's sole discretion.

     3.   Duties and Responsibilities.

          a.   Subject to the directives of the President and Chief
Executive Officer, Employee shall be responsible for all day-to-day operational activities of Corporation. All current employees, other than the President and Chief Executive Officer, shall report to Employee. Such reporting requirements may be changed by the President and Chief Executive Officer from time to time in the exercise of his reasonable business judgment. The guidelines for many of the specific duties and responsibilities of such position are set forth on the position description attached hereto as Exhibit
A. It is anticipated that Employee's duties and responsibilities as manager of all day-to-day operational activities of Corporation shall include immediate, short-term, mid-term and long-term goals and objectives established by the President and Chief Executive Officer in conjunction with members of the Corporation's Board of Directors. Such goals may be modified from time to time consistent with Employee's duties as the Chief Operating Officer of Corporation. Employee agrees to perform his services conscientiously, effectively and to the best of his ability.

     4.   Base Salary.

          In consideration of Employee's services under this Agreement to Corporation, Employee's base salary shall be fixed at an annual rate of One Hundred Thirty Thousand Dollars ($130,000.00), from the effective date of this Agreement payable in accordance with Corporation's normal payroll practices. Such base salary shall be reviewed no later than March 15,1998 and at least annually thereafter for increases by the Board of Directors at the same time the officers of Corporation are reviewed.

     5.   Incentive Bonus Compensation.

          As further consideration for Employee's services under this Agreement, Corporation shall pay Employee such incentive bonus compensation to which Employee may be entitled pursuant to Corporation's Employee Incentive Compensation Plan as may be adopted by the Board of Directors of Corporation for the years 1998, 1999 and 2000. Employee shall be entitled to a pro-rata distribution, if any, of Corporation's Employee Incentive Compensation Plan as in effect for the year 1997. Employee acknowledges that he has received a copy of the Employee Incentive Compensation Plan as in effect for the year 1997.

     6.   Benefits.

          In consideration for Employee's accepting the employment provided for herein, Corporation agrees to provide the following benefits:

          a. After ninety (90) days of employment, all the standard benefits normally provided to the employees of Corporation and described in Corporation's employee handbook, including, but not limited to, social security benefits, workers' compensation, 401(k) plan participation, long-term disability insurance, health insurance of various kinds and similar benefits. Corporation's standard ninety (90) day eligibility period applicable to vacation and sick leave accrual and holiday pay shall not apply to Employee. Employee hereby waives coverage under Corporation's health and dental insurance plan until March 15, 1998 without reimbursement from the Corporation.

          b. During 1997, Employee shall accrue vacation days on a prorated basis at the annual rate of three (3) weeks per year. Employee shall be entitled to three (3) weeks paid vacation days per calendar year thereafter and in accordance with Corporation's standard policies.

          c. Corporation shall reimburse Employee for reasonable and necessary expenses incurred by him in the performance of his duties hereunder upon presentation of vouchers in accordance with Corporation's policies.

          d. Subject to board of director's approval, Employee shall be granted 100,000 incentive stock options of Corporation, which shall vest in accordance with the vesting schedule set forth in the Stock Option Agreement attached hereto as Exhibit B. The exercise price shall be the mean between the bid and asking price of Corporation's common stock on the date such options are ratified by the Board of Directors. Such options shall be granted as incentive stock options pursuant to the terms and conditions set forth in the form of Stock Option Agreement attached hereto as Exhibit B and the 1993 Stock Option Plan of Corporation, as amended.

          e. Such other flexible executive perquisites that may be approved by the Board of Directors of Corporation for the senior management group of employees of Corporation.

          f. Corporation shall reimburse Employee for automobile expenses incurred by Employee in carrying out his duties hereunder in an amount up to $600 per month. Such reimbursement shall include, but not be limited to, seventy-five percent (75%) of gas, oil, maintenance, lease payments, automobile loan or similar payments and insurance expenses; provided, however, that if Employee owns
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his own vehicle, and does not incur automobile lease or loan payments,
Employee shall be reimbursed for such automobile use at the applicable federal income tax mileage reimbursement rate. Subject to the submission by Employee of the documentary evidence as required below, Employee's business use an automobile shall be assumed to be seventy-five percent (75%) of its total use. Employee shall furnish to Corporation adequate records and other documentary evidence required by federal and state statutes and regulations for the s~stant-aticn of such payments as deductible business expenses of Corporation and not as deductible compensation to Employee.

          g. Corporation shall provide Employee with the use of, or reimburse Employee for the cost of, an apartment, or other suitable housing, within close proximity to Corporation's offices, to enable Employee to more effectively fulfill his obligations under this Agreement. The parties agree that the initial budgeted cost for such required local housing shall be one thousand dollars ($1,000) per month. In the event Corporation is required to commit to a lease term for such apartment, rather than a month to month tenancy, and Employee terminates his employment hereunder pursuant to Section 7(b) hereof prior to the end of the term of such tenancy, Employee shall indemnify Corporation for fifty percent (50%) of any costs, expenses or damages incurred as a result of such early termination. In addition, in the event Employee moves his permanent residence to a location which provides Employee with more convenient access to Corporation's offices, Corporation shall assist Employee in defraying the cost of such relocation in an amount mutually agreeable to the parties.

     7.   Early Termination and Severance.

          a. By Corporation. Corporation, acting through its President or Board of Directors, may terminate this Agreement at any time for "just cause". If such termination is for any reason other than "just cause", then all of the rights, duties and obligations of the parties under this Agreement shall cease upon the effective date of termination, except that Corporation shall pay to Employee a sum equal to one month of base pay for each month subsequent to September 15, 1997 in which the effective date of termination occurs, up to a maximum of twelve (12) months' base pay. If such termination is for "just cause," then all of the rights, duties and obligations of the parties under this Agreement shall cease upon the effective date of termination. For purposes of this Agreement, such termination shall be deemed for "just cause" if: (I) it is by reason of Employee's commission of acts of neglect, dishonesty, fraud or other acts involving moral turpitude as determined in the good faith judgment of the Board of Directors of Corporation; (ii) failure to follow lawful directives of Corporation's Board of Directors, (iii) material breach of any of the provisions of this Agreement by Employee, (iv) the habitual neglect by Employee of his duties hereunder, or (vi) continued unsatisfactory performance of Employee's duties hereunder as determined in the good faith judgment of the Board of Directors of Corporation.

          b. By Employee. Employee may terminate this agreement in his sole discretion for any reason upon thirty (30) days prior written notice to the President of Corporation. Upon the effective date of such termination by Employee, all of the rights, duties, and obligations of the parties under this Agreement small cease, including Employee's right to his base salary and incentive bonus compensation benefits.

          c. Survival of Severance Rights. In the event Employee's employment is terminated by Corporation after the expiration of the term of this Agreement for any reason other than "just cause", including the failure to renew or extend this Agreement or negotiate a new agreement with Employee, then all of the rights, duties and obligations of the parties to each other shall cease upon

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the effective date of termination, except that Corporation shall pay to
Employee a sum equal to twelve (12) months' base pay.

     8. Confidentiality and Non-Disclosure. Employee agrees to execute and comply with the terms and conditions of Corporation's Employee Confidentiality and Rights Agreement, a copy of which has been provided to Employee.

     9. Arbitration: Any dispute arising out of the termination of Employee's employment (including, but not limited to, purported violations of statute, claims based on any alleged breach of duty arising out of contract or tort) or any other alleged violation of a statutory, contractual or common law right(s) (but excluding workers' compensation, unemployment insurance claims and wage and hour matters within the jurisdiction of the State Labor Commissioner) or any claim for discrimination or harassment arising out of Employee's employment, which cannot be resolved through either discussion or mediation, shall be submitted to final and binding arbitration before a neutral arbitrator pursuant to the American Arbitration Association Employment Dispute Resolution Rules, as may be amended from time to time. Statutes and laws covered by this Agreement, include, but are not limited to, equal employment opportunity laws (which include claims for age, race, color, disability, medical condition, marital status, religion, ancestry, national origin, sexual harassment and discrimination, and sexual orientation), the Federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Falr Employment and Housing Act and California wrongful discharge law. Employee may be represented by counsel of his choice, at his own expense.

          Arbitration will be the exclusive means of resolving any dispute described above. No other action will be brought by the Employee in any court or other forum except those claims specifically excluded in the arbitration procedures, or as otherwise provided by law. If any dispute should arise, Employee agrees to deliver a written Request for Arbitration to the President of Corporation within one (1) year of the date the dispute occurred. The request for arbitration shall describe the dispute in sufficient detail to advise the Corporation of the nature of the dispute, the date when the dispute first arose, and the remedies sought. Employee agrees to respond within ten
(10) calendar days to each communication regarding the selection of an arbitrator and scheduling of the hearing. If Employee does not file a written Request for Arbitration within one year of the date of said occurrence or does not respond to any communication about the arbitration proceeding within ten
(10) calendar days, such claims will be untimely and therefore barred. The limitations period set forth herein shall not be subject to tolling. Employee shall not have the right to raise any claims, in any forum, arising out of any controversy that is subject to arbitration.

     10.  Notices.

          Notices required or permitted by this Agreement shall be effective upon mailing, postage prepaid, or upon personal delivery, to the following address:

          To Corporation:     Armanino Foods of Distinction, Inc
                         30588 San Antonio Street
                         Hayward, CA 94544
                         Attention: William J. Armanino

          To Employee:   Robert P. Kraemer
                         2568 Butch Drive
                         Gilroy, CA 95020



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     11.  Miscellaneous Provisions.

          a. The law of the State of California shall govern the interpretation and enforcement of this Agreement.

          b. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

          c. This Agreement contains all of the covenants and agreements between the parties on the matter stated herein. Each party to this Agreement acknowledges that no representations, 1nducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise on the subject matter stated herein not contained in this Agreement shall be valid or binding.

          d. Any modification of this Agreement shall be effective only if it is in writing and executed by the party or parties to be charged.

          e. This Agreement shall be binding upon and inure to the benefit of the parties and their spouses, successors, assigns, personal representatives, heirs and legal representatives.

          f. Employee shall have the right to rescind this Agreement if the board of directors of Corporation shall fail to approve or ratify the Stock Option Agreement attached hereto as Exhibit B at its next regularly scheduled board of directors meeting.

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove written.

ARMANINO FOODS OF DISTINCTION, INC.,
a Colorado corporation

By: /s/ William J. Armanino
WILLIAM J. ARMANINO

ITS: President


                    "Corporation"
/s/ Robert P. Kraemer
ROBERT P. KREAMER
                    "Employee"







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